Filed pursuant to Rule 424(b)(3)
Registration No. 333-281615

FRANKLIN CRYPTO TRUST
FRANKLIN CRYPTO INDEX ETF
SUPPLEMENT NO. 1 DATED NOVEMBER 24, 2025
TO THE PROSPECTUS DATED FEBRUARY 19, 2025, AS AMENDED

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Franklin Crypto Trust (the “Trust”) with respect to its sole series, Franklin Crypto Index ETF (the “Fund”), dated February 19, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on November 24, 2025.

Current Report on Form 8-K

On November 24, 2025, the Trust filed its Current Report on Form 8-K (the “Report”) with the U.S. Securities and Exchange Commission. The Report (without exhibits) is attached to this Supplement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 24, 2025
FRANKLIN CRYPTO INDEX ETF A SERIES OF FRANKLIN CRYPTO TRUST SPONSORED BY FRANKLIN HOLDINGS, LLC (Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	333-281615 (Commission File Number)	99-6871401 (I.R.S. Employer Identification No.)
One Franklin Parkway, San Mateo, CA 94403-1906 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 312-2000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Shares of Franklin Crypto Index ETF	EZPZ	CBOE BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company           ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01 - Other Events.

Changes to Underlying Index Constituents and Fund Investments Under the Generic Listing Standards

The Fund generally seeks to reflect the price of the digital assets included in the CF Institutional Digital Asset Index – US–Settlement Price (the “Underlying Index”). CF Benchmarks Ltd. (“Index Provider”) has announced that effective December 1, 2025, the Underlying Index will add several new digital asset constituents. As of December 1, 2025, the constituents of the Underlying Index will be Bitcoin, Ether, XRP, Solana, Dogecoin, Cardano, Stellar Lumens, and Chainlink.

In reliance on the new rules adopted by Cboe BZX Exchange, Inc. (the “Exchange”) and approved by the U.S. Securities and Exchange Commission (the “SEC”) (SR-CboeBZX-2025-104) (the “Generic Listing Standards”), the Fund is permitted to hold additional digital assets that are constituents of the Underlying Index, rather than being limited to Bitcoin  and Ether. Accordingly, on or about December 1, 2025, the Fund will invest in Bitcoin, Ether, XRP, Solana, Dogecoin, Cardano, Stellar Lumens, and Chainlink in approximately the same weights as they represent in the Underlying Index. The Underlying Index will remain subject to quarterly rebalancing schedule and other Underlying Index constituents may be added or removed from time to time in accordance with the Index Provider’s Index Rules and the Generic Listing Standards.

The Sponsor will continue to monitor the Underlying Index’s composition and will adjust the Fund’s holdings in order to replicate the Underlying Index, subject to the requirements set forth in the Generic Listing Standards and its Second Amended and Restated Declaration of Trust.

Changes to Creation and Redemption Process

The Fund is also disclosing that the Sponsor will now allow for Authorized Participants to conduct in-kind creation and redemption transactions for Creation Units of the Fund, in addition to the current cash creation and redemption process.

In connection with these changes, the Fund is also filing a prospectus supplement to update and supplement certain information contained in the Registration Statement on Form S-1 (No. 333-281615).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Crypto Index ETF

Date: November 24, 2025	By:	/s/ David Mann
David Mann President and Chief Executive Officer

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